EXHIBIT 99.1

Team, Inc. Reports Record FY2012 Results; Provides FY2013 Guidance

ALVIN, Texas, July 31, 2012 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced financial results for the fiscal year ending May 31, 2012. Team reported earnings, adjusted for non-routine items, of $34.5 million ($1.67 per diluted share), up 37% versus adjusted net income of $25.2 million ($1.26 per diluted share) for the prior year. Revenues for the year ended May 31, 2012, were $624 million, a 23% increase compared to revenues of $508 million for the prior year. Fourth quarter revenues and adjusted earnings were $188 million and $14.8 million ($0.71 per diluted share), respectively.

"We are pleased with and proud of the continued attractive development of our business this year as well as for the past decade. Over both time periods, we have achieved similar attractive growth rates," said Phil Hawk, Team's Chairman and Chief Executive Officer.

Highlights for FY2012

  A record year in both revenues and earnings.
  Total revenue growth of $116 million, up 23%.
  Total organic revenue growth of approximately $100 million, up 20%.
  Operating income increased to $57 million, up 33%.
  Operating margin increased to 9.2% of revenues.
  Adjusted EBITDA for the year increased to $79 million, up 26%.
  Broad based revenue growth by division and geography:
  -- TCM 25%; TMS 20%
  -- U.S. 21%; Canada 22%; Europe 30%
  Net debt (debt less cash) of $63 million at May 31, 2012, with net debt to Adjusted EBITDA ratio of 0.8 to 1.0.

Non-Routine, Non-Cash Charge to Write-off Facility Development Costs

In the fourth quarter, the Company incurred a $1.7 million non-recurring, non-cash charge to write-off development costs capitalized through 2009 related to a planned new headquarters, manufacturing, equipment and training facility that was to have been constructed on a 50 acre tract of land in Houston, Texas that was acquired in 2007. The charge was due to management's decision not to pursue the development of the site. Instead, Team's existing corporate headquarters facility in Alvin, Texas will be re-purposed as a technical center for operations support and the corporate headquarters will be relocated to a leased commercial office space in Sugar Land, Texas, a suburb of Houston.

Team expects to complete the corporate relocation by the end of 2012 and to have completed construction and remodeling activities in Alvin, TX by the end of 2013. "Instead of committing $25 million of capital for new facilities as originally planned, we now expect to spend about $5 million for a new equipment center, expanded training facilities, and the re-purposing of existing space at our Alvin location as well as for the development of the corporate office lease in Sugar Land," said Ted Owen, Team's Chief Financial Officer. "We expect that the ultimate proceeds from the sale of the 50 acres of land will more than offset the capital costs associated with our revised facility plans."

GAAP Earnings

Team's net income available to shareholders reported in accordance with generally accepted accounting principles (including non-routine items) was $32.9 million ($1.59 per diluted share) as compared to $26.6 million ($1.32 per diluted share) in the prior year. Certain non-routine items have been excluded when arriving at adjusted earnings. A reconciliation of net income, reported in accordance with generally accepted accounting principles, to adjusted net income is contained in the tables below.

Earnings Guidance for Fiscal Year 2013

Team expects its revenues for the coming full fiscal year (the fiscal year ending May 31, 2013) to be in the range of $680 million to $700 million. For the same time period, net income available to shareholders is expected to be in a range of $1.85 to $2.00 per fully diluted share. Consistent with its past practice, Team does not provide specific guidance for individual quarters, but will confirm or update annual guidance at least quarterly.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, August 1, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 866-730-5768 and use conference code 90035148 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

The Team, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8222

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Quarter ended May 31,		Fiscal Year
	2012	2011	2012	2011

Revenues	$ 187,851	$ 161,558	$ 623,740	$ 508,020
Operating expenses	124,296	110,442	428,689	350,877
Gross margin	63,555	51,116	195,051	157,143

Selling, general and administrative expenses	39,621	32,729	139,737	115,698
Earnings from unconsolidated affiliates	272	275	1,183	1,030
Operating income	24,206	18,662	56,497	42,475

Foreign currency (gain) loss	(105)	200	(31)	147
Interest expense, net	611	785	2,380	2,156
Write-off of land development costs	1,658	--	1,658	--
Earnings before income taxes	22,042	17,677	52,490	40,172

Provision for income taxes	8,156	6,826	19,422	13,548
Net income	13,886	10,851	33,068	26,624

Less: Income attributable to non-controlling interest	122	30	157	39
Net income available to common shareholders	$ 13,764	$ 10,821	$ 32,911	$ 26,585

Earnings per common share:
Basic	$ 0.69	$ 0.56	$ 1.67	$ 1.38
Diluted	$ 0.66	$ 0.53	$ 1.59	$ 1.32

Weighted average number of shares outstanding:
Basic	19,838	19,473	19,667	19,206
Diluted	20,804	20,492	20,660	20,083

Divisional revenues:
TCM	$ 110,230	$ 92,340	$ 354,830	$ 284,616
TMS	77,621	69,218	268,910	223,404
	$ 187,851	$ 161,558	$ 623,740	$ 508,020

Adjusted Net income:
Net income available to common shareholders	$ 13,764	$ 10,821	$ 32,911	$ 26,585
Write-off of land development costs	1,658	--	1,658	--
Legal settlement	--	--	800	--
Acquisition costs	--	--	--	632
Tax impact of adjustments	(613)	--	(913)	(253)
Non-routine tax benefit	--	--	--	(1,758)
Adjusted Net income	$ 14,809	$ 10,821	$ 34,456	$ 25,206

Adjusted Net income per common share:
Basic	$ 0.75	$ 0.56	$ 1.75	$ 1.31
Diluted	$ 0.71	$ 0.53	$ 1.67	$ 1.26

Adjusted EBITDA:
Operating income ("EBIT")	$ 24,206	$ 18,662	$ 56,497	$ 42,475
Legal settlement	--	--	800	--
Acquisition costs	--	--	--	632
Adjusted EBIT	24,206	18,662	57,297	43,107
Depreciation and amortization	4,556	3,898	17,469	14,584
Non-cash share-based compensation costs	867	1,145	4,386	4,993
Adjusted EBITDA	$ 29,629	$ 23,705	$ 79,152	$ 62,684

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
MAY 31, 2012 AND MAY 31, 2011
(in thousands)

	May 31,	May 31,
	2012	2011

Current assets	$ 218,675	$ 190,274

Property, plant and equipment, net	62,041	58,567

Other non-current assets	123,072	106,645

Total assets	$ 403,788	$ 355,486

Current liabilities	$ 61,656	$ 59,741

Long term debt net of current maturities	85,872	75,868

Other non-current liabilities	11,259	10,431

Stockholders' equity	245,001	209,446

Total liabilities and stockholders' equity	$ 403,788	$ 355,486
CONTACT: Ted W. Owen
         (281) 331-6154